Exhibit 99
DOLAN MEDIA COMPANY REPORTS FIRST QUARTER 2010 RESULTS
First Quarter Highlights
•	Revenues increased 20.4% year-over-year to $77.0 million

•	Net income attributable to Dolan Media Company was $9.2 million, or $0.30 per diluted share

•	Cash provided by operating activities was $21.2 million

•	Cash earnings were $12.2 million, or $0.40 per diluted share (See “Non-GAAP Financial Measures” below)

•	Adjusted EBITDA increased 14.6% year-over-year to $24.8 million (See “Non-GAAP Financial Measures” below), or 32.2% of total revenues

•	2010 full-year guidance remains unchanged
MINNEAPOLIS, Minn., May 4, 2010 — Dolan Media Company (NYSE: DM), a leading provider of necessary professional services and business information to legal, financial and real estate sectors in the United States, today announced financial results for the three months ended March 31, 2010. These financial results are preliminary pending the filing of the company’s Form 10-Q with the U.S. Securities and Exchange Commission.
“We generated strong revenue growth and significant cash from operations during the first quarter of 2010, reaffirming the steps we have taken to grow our company into a services provider for professionals,” said James P. Dolan, chairman, chief executive officer and president. “During the quarter, we grew revenues 20% year-over-year to $77.0 million, resulting in quarterly net income attributable to Dolan Media Company of $9.2 million and cash earnings of $12.2 million.”
“The first quarter saw excellent results in all parts of our Professional Services Division. The litigation support group generated revenues of $13.6 million, of which $9.7 million came from the newly acquired DiscoverReady. NDeX, our default processing company, generated revenues of $42.4 million. Our Business Information Division continued to generate strong margins as public notice advertising partially offset declines in traditional advertising revenue.”

“The balance that we work so hard to maintain in our business is serving us well. The first quarter was a terrific start to 2010, and we look forward to continued success in the year to come,” Dolan said.
Full Year 2010 Guidance
Based on first quarter results and our outlook for 2010, we are reaffirming our full-year financial guidance of $307.0 to $310.0 million in total revenues, net income attributable to Dolan Media Company of $34.0 to $36.0 million, adjusted EBITDA of $91.0 to $95.0 million, net income attributable to Dolan Media Company of $1.11 to $1.18 per diluted share, and cash earnings of $1.54 to $1.60 per diluted share.
This guidance includes the effect of the increase in our ownership in NDeX as a result of repurchases of noncontrolling interest occurring after December 31, 2009, but excludes the effect of any businesses we may acquire in 2010 and assumes that any foreclosure-related state or federal government and/or lender-based programs, including those described in “Regulatory Environment” in our annual report on Form 10-K, will have no material effect on our results of operations.
First Quarter 2010
Financial results for the three months ended March 31, 2010 and 2009:

	Three Months Ended	Three Months Ended	Year-over-Year %
Dollars in thousands, except per share data	March 31, 2010	March 31, 2009	Change
	(unaudited)	(unaudited)
Total revenues	$76,978	$63,936	20.4%
Professional Services Division revenues	56,026	42,032	33.3%
Business Information Division revenues	20,952	21,904	-4.3%
Operating income	17,383	14,442	20.4%
Net income attributable to Dolan Media Company	9,157	8,647	5.9%
Adjusted EBITDA *	24,765	21,606	14.6%
Net income attributable to Dolan Media Company per diluted share	$0.30	$0.29	3.4%
Cash earnings *	12,223	10,507	16.3%
Cash earnings per diluted share *	$0.40	$0.35	14.3%

*	Please refer to the “Non-GAAP Financial Measures” below for a reconciliation of these non-GAAP financial measures to GAAP and why we believe these are important measures of our performance.

Total revenues for the first quarter of 2010 were $77.0 million, an increase of 20.4% from $63.9 million in the same period of 2009. Spurred by the continued strength of our NDeX business and DiscoverReady’s strong revenue gains in our litigation support services segment, which also consists of Counsel Press, Professional Services Division revenues increased 33.3% during the first quarter. Revenues for our Business Information Division decreased 4.3% from the first quarter of 2009, largely as a result of declines in display and classified advertising revenues.
Professional Services Division revenues increased to 72.8% of total revenues for the first quarter of 2010, from 65.7% for the same prior-year period. Business Information Division revenues for the three months ended March 31, 2010, represented 27.2% of total revenues, compared to 34.3% in the same period in 2009. This change in business mix reflected our continued evolution from a media-focused company to a more diversified professional services firm.
Total operating expenses for the first quarter of 2010 were $61.0 million, compared to $50.9 million in the first quarter of 2009. Total operating expenses as a percentage of total revenues decreased slightly, from 79.6% for the three months ended March 31, 2009, to 79.3% for the three months ended March 31, 2010. This decrease was largely attributable to robust revenue growth within our litigation support services segment.
Operating income for the three months ended March 31, 2010, was $17.4 million, an increase of 20.4% from $14.4 million in the first quarter of 2009. Adjusted EBITDA for the quarter was $24.8 million, up 14.6% from the same quarter of 2009.
Professional Services Division Results
Our Professional Services Division provides specialized services to the legal profession through its subsidiaries, NDeX, Counsel Press, and, since Nov. 2, 2009, DiscoverReady. NDeX is a leading provider of mortgage default processing services in the United States, while Counsel Press is the largest appellate services company in the United States. DiscoverReady provides outsourced discovery management and document review services to law firms and major corporations in the United States.
Professional Services Division revenues for the first quarter of 2010 were $56.0 million, an increase of 33.3% from $42.0 million for the same period in 2009. This $14.0 million increase was a result of higher NDeX file volume and increased revenues from DiscoverReady within our litigation support services segment.

For the three months ended March 31, 2010, NDeX received 95,700 mortgage default cases for processing and generated $42.4 million in revenues. This compares to 91,100 files received in the first quarter of 2009, which generated $38.3 million in revenues, and 81,900 files received in the fourth quarter of 2009, which generated $36.2 million in revenues. NDeX’s year-over-year file volume growth was attributable to our launch into Florida in the fourth quarter of 2009. We believe default processing work in a number of states was hampered by mortgage servicers’ voluntary efforts to slow the flow of foreclosures in response to pressure from regulatory agencies. We believe these efforts have delayed pending foreclosure work, but have not decreased the total volume of pending foreclosure work.
DiscoverReady revenues were $9.7 million in the first quarter of 2010, compared to revenues of $4.9 million for the first quarter of 2009, when we did not own DiscoverReady. During the first quarter of 2010, DiscoverReady benefitted from increased volume from its two largest customers.
Direct operating expenses within the Professional Services Division increased $6.7 million to $22.2 million in the first quarter of 2010, from $15.5 million for the same period in 2009. Selling, general and administrative expenses increased $4.3 million year-over-year to $14.3 million. These increases resulted primarily from increased operating expenses from the acquisitions of DiscoverReady and NDeX’s new Florida operations.
Amortization expense decreased 25.9% to $3.2 million in the first quarter of 2010, from $4.3 million during the same period last year. Total Professional Services operating expenses as a percentage of division revenues increased slightly to 74.5% for the three months ended March 31, 2010, from 74.1% for the prior-year period.
Business Information Division Results
Our Business Information Division publishes business journals, court and commercial media and other highly focused information products and services, operates web sites and produces events for targeted professional audiences in each of the 21 geographic markets that we serve across the United States.
Business Information Division revenues for the first quarter of 2010 decreased $1.0 million on a year-over-year basis to $21.0 million, largely as a result of decreases in display and classified advertising revenues, which were down $1.3 million. Changes in the number, frequency and timing of our specialty publications contributed to the reduction. Partially offsetting these declines, our countercyclical public notice revenues increased $0.5 million, or 4.4%, from the same quarter last year, to $11.8 million.
Direct operating expenses for the Business Information Division for the first quarter of 2010 declined 7.2% to $6.9 million, from $7.5 million for the same prior-year period, as a result of lower production and distribution costs. Selling, general and administrative expenses for the division increased 5.2% to $8.9 million, primarily due to increased marketing expenses as well as costs required to maintain our online distribution channels. Total operating expenses within the Business Information Division were down 0.6% from the first quarter of 2009.

Balance Sheet and Liquidity
We ended the first quarter with $3.8 million of cash and cash equivalents, compared to $2.9 million at the end of 2009. During the first quarter of 2010, we generated $21.2 million of cash from operating activities, due primarily to strong cash collections in our NDeX operations. Our day sales outstanding metric at the end of the first quarter was 77, which was flat on a year-over-year basis. During the first quarter, we used our cash primarily to make $18.4 million in debt payments.
Total debt outstanding at the end of the first quarter was $150.0 million, of which $140.4 million was under our term loan facility at a weighted-average interest rate of 2.3%. Our leverage ratio at the end of the quarter was 1.7 times total debt to trailing twelve month pro forma adjusted EBITDA, down from 1.8 times at the end of 2009. This was well below the maximum of 3.5 times allowed in our senior debt covenants.
Non-GAAP Financial Measures
Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting in the United States. GAAP includes the standards, conventions, and rules accountants follow in recording and summarizing transactions, and in the preparation of financial statements. In addition to reporting financial results in accordance with GAAP, Dolan Media Company reports the following non-GAAP measures:
•
Adjusted EBITDA, defined as GAAP net income attributable to Dolan Media Company adjusted for the impact of the following: net interest expense resulting from our net cash or borrowing position, which includes non-cash interest income or expense related to the changes in fair value of interest rate swaps; operating in different tax jurisdictions; non-cash expenses, including depreciation and amortization, charges for stock options and restricted stock we have granted, and fair value adjustments on earnouts recorded in connection with acquisitions; non-recurring items of income or expense, if applicable; noncontrolling interest; and distributions paid to holders of noncontrolling interest;

•
Cash earnings, defined as GAAP net income attributable to Dolan Media Company adjusted for the impact of the following: non-cash expenses, including non-cash interest income or expense related to the changes in the fair value of interest rate swaps, charges for stock options and restricted stock we have granted, fair value adjustments on earnouts recorded in connection with acquisitions, and amortization; non-recurring items of income or expense; and an adjustment to income tax expense related to the above reconciling items at the appropriate then-in-effect tax rate; and

•	Cash earnings per diluted share, defined as cash earnings divided by the number of weighted average diluted shares outstanding.

Dolan Media Company provides these measures because it believes that they are helpful to investors in comparing year-over-year performance in light of certain non-recurring charges, and to better understand our operating performance and profitability, competitive position and future prospects. Non-GAAP measures should be considered in conjunction with the GAAP financial presentation and should not be considered in isolation or as a substitute for GAAP net income attributable to Dolan Media Company. In addition, it should be noted that companies’ calculations of adjusted EBITDA, cash earnings and cash earnings per diluted share may differ and, thus, Dolan Media Company’s presentation of these measures may not be comparable to the calculations of such measures by other companies. A reconciliation of these non-GAAP measures to related GAAP measures follows.
The following is a reconciliation of our net income attributable to Dolan Media Company to adjusted EBITDA (in thousands):

	Three Months Ended
	March 31,
	2010	2009
Net income attributable to Dolan Media Company	$9,157	$8,647

Interest expense, net	1,373	1,736
Income tax expense	5,990	4,317
Amortization of intangibles	3,993	5,124
Depreciation expense	2,736	2,123
Amortization of DLNP intangible	377	376
Non-cash compensation expense	606	506
Non-cash fair value adjustment on earnout recorded in connection with acquisition	294	—
Non-recurring income	—	(1,435)
Noncontrolling interest	863	1,188
Cash distribution to holders of noncontrolling interest	(624)	(976)

Adjusted EBITDA	$24,765	$21,606

The following is a reconciliation of our net income attributable to Dolan Media Company to cash earnings and cash earnings per diluted share (in thousands, except share and per share data):

	Three Months Ended
	March 31,
	2010	2009
Net income attributable to Dolan Media Company	$9,157	$8,647

Non-cash interest income related to change in fair value of interest rate swaps	(363)	(234)
Non-cash compensation expense	606	506
Non-cash fair value adjustment on earnout recorded in connection with acquisition	294	—
Amortization of intangibles	3,993	5,124
Amortization of DLNP intangible	377	376
Non-recurring income	—	(1,435)
Adjustment to income tax expense related to reconciling items at effective tax rate	(1,841)	(2,477)

Cash earnings	$12,223	$10,507

Net income attributable to Dolan Media Company per diluted share (GAAP)	$0.30	$0.29
Accretion of redeemable noncontrolling interest in NDeX	—	(0.11)

Net income attributable to Dolan Media Company common stockholders per diluted share (GAAP)	$0.30	$0.18

Cash earnings per diluted share	$0.40	$0.35

Weighted average shares outstanding:
Basic	30,106,932	29,805,722
Diluted	30,194,842	29,871,913
Conference Call
We have scheduled a conference call today, May 4, 2010, at 5:00 p.m. U.S. Eastern Time (4:00 p.m. U.S. Central Time). The call will be hosted by Jim Dolan, chairman, chief executive officer and president; Scott J. Pollei, executive vice president and chief operating officer; and Vicki J. Duncomb, vice president and chief financial officer. It will be broadcast live over the Internet and will be accessible through the investor relations section of our web site at www.dolanmedia.com. Interested parties should access the webcast approximately 10 to 15 minutes before the scheduled start time to register and download any necessary software needed to listen to the call. Prior to the conference call start, a slide presentation highlighting points discussed in our first quarter conference call will be available through the investor relations section of our web site at www.dolanmedia.com. The webcast and slide presentation will be archived online and will be available at the investor relations section of our web site for a period of 21 days.

Safe Harbor Statement
This release contains forward-looking statements, including under “Full Year 2010 Guidance,” that reflect our current expectations and projections about future results, performance, prospects and opportunities. The words “anticipates,” “expect,” “believes,” “continue,” “will,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that may cause actual results, performance, prospects or opportunities to be materially different from those expressed in, or implied by, such forward looking statements. These risks, uncertainties and other factors include, but are not limited to, the following: our business operates in highly competitive markets and depends upon the economies and the demographics of the legal, financial and real estate sectors in the markets we serve and changes in those sectors could have an adverse effect on our revenues, cash flows and profitability; David A. Trott, the chairman and chief executive officer of NDeX, and certain other employees of NDeX, who are also shareholders and principal attorneys of our law firm customers, may under certain circumstances have interests that differ from, or conflict with, our interests; NDeX’s business revenues are very concentrated, as NDeX currently provides mortgage default processing services to eight law firm customers, and if the number of case files referred to us by our mortgage default processing service law firm customers, or loan servicers and mortgage lenders we serve directly for properties located in California, decreases or fails to increase, our operating results and ability to execute our growth strategy could be adversely affected; bills introduced and laws enacted, along with court orders, to mitigate foreclosures in states where we do business (including recently enacted legislation in Michigan, Indiana and Florida), the Hope for Homeowners Act, the Emergency Economic Stabilization Act, the Streamlined Modification Program, the Homeowner Affordability and Stability Plan (including the Making Home Affordable Program), the Protecting Tenants at Foreclosure Act and voluntary foreclosure relief programs developed by lenders, loan servicers and the Hope Now Alliance, a consortium that includes loan servicers, may have an adverse effect on, or restrict, our mortgage default processing services and public notice operations; we have owned and operated DiscoverReady LLC for a very short period of time and we are highly dependent on the skills and knowledge of the individuals serving as chief executive officer and president of DiscoverReady, as none of our executive officers have managed or operated a discovery management and document review services company prior to this acquisition; DiscoverReady’s business revenues are very concentrated among a few customers and if these customers choose to manage their discovery with their own staff or by engaging another provider and if we are unable to develop new customer relationships, our operating results and the ability to execute our growth strategy at DiscoverReady may be adversely affected; the acquisition of DiscoverReady may expose us to particular business and financial risks that include, but are not limited to: (1) diverting management’s time, attention and resources from managing the business; (2) incurring significant additional capital expenditures and operating expenses to improve, coordinate or integrate managerial, operational, financial and administrative systems; (3) failing to integrate the operations, personnel and internal controls of DiscoverReady in our company or to manage DiscoverReady or our growth; and (4) facing operational difficulties in new markets or with new products and service offerings; we are dependent on our senior management team, especially James P. Dolan, our founder, chairman, president and chief executive officer; Scott J. Pollei, our executive vice president and chief operating officer; Mark W.C. Stodder, our executive vice president — Business Information; David A. Trott, chairman and chief executive officer, NDeX; and Vicki J. Duncomb, our vice president and chief financial officer; we intend to continue to pursue acquisition opportunities, which we may not do successfully and which may subject us to considerable business and financial risk, and we may be required to incur additional indebtedness or raise additional capital to fund these acquisitions and this additional financing may not be available to us on satisfactory terms or at all; and growing our business may place a strain on our management and internal systems, processes and controls. Please also see “Risk Factors” contained in Item 1A of our annual report on Form 10-K filed with the SEC on March 8, 2010, which is available at the SEC’s web site at www.sec.gov, for a description of some of these and other risks, uncertainties and factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, forward looking statements. You should not place undue reliance on any forward-looking statements. Except as required by federal securities law, we assume no obligation to update publicly or to revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available, new events occur or circumstances change in the future.

Dolan Media Company
Investor Contact:
John Waelti, Director, Investor Relations
612-317-9420
john.waelti@dolanmedia.com

Dolan Media Company
Condensed Consolidated Balance Sheets
(in thousands, except share data)

	March 31,	December 31,
	2010	2009
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$3,756	$2,894
Accounts receivable, including unbilled services (net of allowances for doubtful accounts of $1,294 and $1,113 as of March 31, 2010, and December 31, 2009, respectively)	63,148	57,205
Unbilled pass-through costs	8,509	13,087
Prepaid expenses and other current assets	3,087	2,948

Total current assets	78,500	76,134
Investments	14,807	15,479
Property and equipment, net	15,498	15,457
Finite-life intangible assets, net	191,145	193,687
Indefinite-lived intangible assets	221,129	222,580
Other assets	3,897	4,953

Total assets	$524,976	$528,290

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$19,764	$22,005
Accounts payable	12,550	16,030
Accrued pass-through liabilities	25,234	25,929
Accrued compensation	6,978	4,384
Accrued liabilities	9,672	5,371
Due to sellers of acquired businesses	4,790	4,685
Deferred revenue	21,190	18,797

Total current liabilities	100,178	97,201
Long-term debt, less current portion	130,229	137,960
Deferred income taxes	6,568	8,160
Other liabilities	10,441	9,506

Total liabilities	247,416	252,827

Redeemable noncontrolling interest	21,538	26,600

Commitments and contingencies
Stockholders’ equity
Common stock, $0.001 par value; authorized: 70,000,000 shares; outstanding: 30,314,992 and 30,326,437 shares as of March 31, 2010, and December 31, 2009, respectively	30	30
Preferred stock, $0.001 par value; authorized: 5,000,000 shares; designated: 5,000 shares of Series A Junior Participating Preferred Stock; no shares outstanding	—	—
Additional paid-in capital	285,849	287,210
Accumulated deficit	(29,220)	(38,377)
Other comprehensive loss (net of tax)	(637)	—

Total stockholders’ equity	256,022	248,863

Total liabilities and stockholders’ equity	$524,976	$528,290

Dolan Media Company
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months
	Ended March 31,
	2010	2009
Revenues
Professional Services	$56,026	$42,032
Business Information	20,952	21,904

Total revenues	76,978	63,936

Operating expenses
Direct operating: Professional Services	22,190	15,458
Direct operating: Business Information	6,916	7,450
Selling, general and administrative	25,188	20,736
Amortization	3,993	5,124
Depreciation	2,736	2,123

Total operating expenses	61,023	50,891
Equity in earnings of affiliates	1,428	1,397

Operating income	17,383	14,442

Non-operating income (expense)
Interest expense, net of interest income	(1,736)	(1,970)
Non-cash interest income related to interest rate swaps	363	234
Other income	—	1,446

Total non-operating expense	(1,373)	(290)

Income before income taxes	16,010	14,152
Income tax expense	(5,990)	(4,317)

Net income	10,020	9,835
Less: Net income attributable to redeemable noncontrolling interest	(863)	(1,188)

Net income attributable to Dolan Media Company	$9,157	$8,647

Earnings per share — basic and diluted:
Net income attributable to Dolan Media Company	$0.30	$0.29
Accretion of redeemable noncontrolling interest in NDeX	—	(0.11)

Net income attributable to Dolan Media Company common stockholders	$0.30	$0.18

Weighted average shares outstanding:
Basic	30,106,932	29,805,722
Diluted	30,194,842	29,871,913

Dolan Media Company
Unaudited Condensed Consolidated Statements of Cash Flows
(in thousands)

	Three Months Ended
	March 31,
	2010	2009
Cash flows from operating activities
Net income	$10,020	$9,835
Distributions received from The Detroit Legal News Publishing, LLC	2,100	1,400
Distributions paid to holders of noncontrolling interest	(624)	(976)
Non-cash operating activities:
Amortization	3,993	5,124
Depreciation	2,736	2,123
Equity in earnings of affiliates	(1,428)	(1,397)
Stock-based compensation expense	606	506
Change in value of interest rate swaps	(369)	(230)
Amortization of debt issuance costs	83	62
Non-cash fair value adjustment on earnout recorded in connection with acquisition	294	—
Changes in operating assets and liabilities, net of effects of business combinations:
Accounts receivable and unbilled pass-through costs	(1,365)	(15,873)
Prepaid expenses and other current assets	(125)	2,211
Other assets	36	(6)
Accounts payable and accrued liabilities	2,735	3,984
Deferred revenue and other liabilities	2,462	1,739

Net cash provided by operating activities	21,154	8,502

Cash flows from investing activities
Acquisitions and investments	—	(25)
Capital expenditures	(1,884)	(810)

Net cash used in investing activities	(1,884)	(835)

Cash flows from financing activities
Net payments on senior revolving note	(8,000)	—
Payments on senior long-term debt	(3,050)	(2,250)
Payments on unsecured notes payable	(7,308)	(1,750)
Other	(50)	(2)

Net cash used in financing activities	(18,408)	(4,002)

Net increase in cash and cash equivalents	862	3,665
Cash and cash equivalents at beginning of the period	2,894	2,456

Cash and cash equivalents at end of the period	$3,756	$6,121